EXHIBIT 99.1

FOR RELEASE	FOR MORE INFORMATION, CONTACT
July 29, 2026	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp.	540-896-1705
OTCQX: FMBM	fmbankva.com

F&M BANK CORP. REPORTS
SECOND QUARTER 2026 EARNINGS AND QUARTERLY DIVIDEND

Two non-recurring transactions during second quarter 2026

bolster strong net income resulting from operations.

See associated, unaudited summary consolidated financial data for additional information.

Timberville, VA / July 29, 2026 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”), reported strong earnings for the three-month and six-month periods ended June 30, 2026. During second quarter 2026, the Company both recognized a one-time, pre-tax gain of $4.8 million from the April 2026 sale of Richmond-based Bearing Insurance (“Bearing”) and used the gain to complete a restructuring of their bond portfolio. In the restructuring, the Company sold $29.8 million in book value of securities available for sale (“AFS”), with a weighted average yield of 1.66%, and purchased approximately $29.4 million of securities AFS with a weighted average yield of approximately 4.92%, resulting in a pre-tax loss of approximately $3.5 million. The combination of the two non-recurring transactions resulted in a net pre-tax gain of $1.3 million.

Net income for second quarter 2026 was $5.37 million, or $1.50 per diluted share, compared to net income reported on a linked-quarter basis for first quarter 2026 of $3.23 million, or $0.91 per diluted share, and net income reported in a year-to-year comparison for second quarter 2025 of $2.97 million, or $0.83 per diluted share. For the six-month period ended June 30, 2026, net income was $8.59 million or $2.41 per diluted share, which exceeds net income reported for the same period in 2025 of $5.42 million, or $1.53 per diluted share.

At June 30, 2026, the Company had total assets of $1.4 billion, total loans held for investment of $925.3 million, and total deposits of $1.26 billion. This reflects growth of $24.2 million, or 1.76%, in total assets; $39.0 million, or 4.40%, in total loans; and $12.2 million, or 0.98%, in total deposits over totals reported at December 31, 2025. During second quarter 2026, total loans grew $28.4 million, or 3.17%, and total deposits declined by $17.6 million, or 1.38%.

1

Remarking on the Company’s quarter and year-to-date results, CEO Mike Wilkerson said, “We had a great second quarter and first half of 2026. The key drivers of our performance are improved results across all business lines, effective management of our balance sheet assets, and sound loan and deposit growth, along with investing in and executing our strategic initiatives. Our results from operations were strong even without the gain from the reported non-recurring events in second quarter of 2026, most notably the sale of our ownership interest in Bearing Insurance.

“The F&M team continues to deliver traditional community banking focused on building relationships and to provide exceptional personal service to our customers. We are executing our strategic plan, growing organically in our footprint and reaching targeted growth markets that align with our culture and core values. We entered Warrenton in January and are seeing positive results, primarily with commercial, business, and agricultural customers. With recent regulatory approval, we expect to open an office in the Blackwell Building in September, once renovations are complete.

“As we grow, it is always with our focus on safely and soundly creating sufficient, sustainable profit in order to remain strong and resilient in meeting the needs of our customers and in being ready for opportunities and challenges when they arrive.”

SECOND QUARTER 2026 HIGHLIGHTS

•	Net income was $5.37 million, or $1.50 diluted earnings per share, an increase of $2.14 million, or 66.40%, from first quarter 2026 and an increase of $2.40 million, or 81.05%, from second quarter 2025.
•	Return on average assets was 1.54% compared to 0.94% for first quarter 2026 and 0.91% for second quarter 2025. Return on average equity improved to 19.54%, compared to 12.18% for first quarter 2026.
•	Net interest margin grew to 3.79% compared to 3.56% for first quarter 2026 and 3.48% for second quarter 2025. Net interest income totaled $12.33 million, an increase of $903,000, or 7.90%, on a linked-quarter basis and an increase of $1.81 million, or 17.15%, compared to the same period in 2025.
•	Total assets were $1.40 billion at quarter end, an increase of $24.2 million, or 1.76%, from $1.37 billion at year-end 2025. Loans held for investment grew to $925.3 million, an increase of $39.0 million, or 4.4%, from December 31, 2025. Total deposits were $1.26 billion, increasing by $12.2 million, or 0.98%, during the same period, with growth in noninterest‑bearing deposits.
•	Asset quality continued to improve. Nonperforming assets totaled $3.95 million or 0.28% of total assets at quarter end, a decrease of $904,000, or 18.64%, on a linked-quarter basis, and a decrease of $3.7 million, or 48.46%, in a year-to-year comparison. Net charge-offs represented 0.06% of average loans outstanding in second quarter, compared to 0.09% for the linked quarter and 0.25% for second quarter 2025.
•	A provision for credit losses of $269,000 was recognized during the quarter, compared to a provision of $309,000 in first quarter 2026 and a provision of $1.19 million in second quarter 2025.
•	Book value per share and tangible book value per share¹ increased to $31.56 and $30.68, respectively, at quarter end, representing linked‑quarter increases of 6.01% and 6.23%, respectively, and year‑over‑year increases of 18.83% and 19.54%, respectively.

2

SECOND QUARTER 2026 INCOME STATEMENT REVIEW

Overview

Net income for second quarter 2026 was $5.37 million, or $1.50 per diluted share, an increase of $2.14 million, or $0.59 per diluted share, on a linked-quarter basis and an increase of $2.40 million, or $0.67 per diluted share, from the prior-year period. Return on average assets improved to 1.54%, compared to 0.94% on a linked-quarter basis and 0.91% year-to-year. Return on average equity was 19.54%, compared to 12.18% on a linked-quarter basis and 12.81% year-to-year.

Net Interest Income

Net interest income totaled $12.33 million for second quarter 2026, an increase of $903,000, or 7.90%, on a linked-quarter basis and an increase of $1.81 million, or 17.15%, year-to-year. The linked‑quarter increase was driven by a $610,000 increase in interest income and a decrease in interest expense of $293,000. The year‑over‑year increase was primarily the result of loan growth, which contributed to a $1.29 million increase in interest income, along with a $514,000 decrease in interest expense. The decrease in interest expense in both comparisons was driven by a shift from higher-cost time deposits to lower-cost interest checking and money market accounts. During the quarter, interest income received a boost from a recovery of interest and fees totaling $193,000 on the payout of a nonaccrual loan relationship during the quarter.

Net interest margin grew to 3.79%, compared to 3.56% on a linked-quarter basis and 3.48% year-to-year. Yield on earning assets was 5.56%, compared to 5.44% on a linked-quarter basis and 5.56% year-to-year. Cost of funds declined to 1.83%, a decrease of 11 basis points from quarter-to-quarter and 28 basis points year-to-year. The recovery of interest and fees increased the earning asset yield and net interest margin by 6 basis points.

Provision for Credit Losses

The Bank recorded a provision for credit losses of $269,000 during second quarter 2026, compared to a provision of $309,000 in first quarter 2026 and a provision of $1.19 million in second quarter 2025. The second quarter 2026 provision included $306,000 for loans held for investment and a $37,000 recovery of reserve for unfunded loan commitments. The decrease in the provision compared to first quarter 2026 was driven by a $68,000 decrease in net charge‑offs. The decrease, compared to second quarter 2025, was primarily due to a $402,000 decrease in net charge-offs and a $904,000 decrease in nonperforming loans during second quarter 2026. In 2025, there also was an addition of $610,000 in reserves on individually analyzed loans.

Noninterest Income

Total noninterest income was $4.9 million for second quarter 2026, compared to $2.9 million on a linked-quarter basis and $2.8 million year-to-year. The $2.0 million increase from first quarter 2026 and the $2.1 million increase from second quarter 2025 are primarily attributable to the $4.8 million gain on the sale of Bearing, which was partially offset by the $3.5 million loss on the restructuring of the Bank’s AFS securities portfolio in June 2026. Also contributing to the increase in noninterest income were service charges on deposits, mortgage banking income, title insurance income, and card services and interchange income, all of which were higher than both first quarter and year-to-year.

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Noninterest Expenses

Noninterest expenses totaled $10.4 million for second quarter 2026, compared to $10.3 million on a linked-quarter basis and $8.7 million year-to-year. The $134,000 increase compared to the linked quarter was primarily driven by other operating expenses, partially offset by declines in legal and professional fees and equipment expense. The $1.7 million increase compared to a year ago was primarily attributable to increased compensation, legal and professional fees, ATM and check card fees, and other operating expenses, and was partially offset by a reduction in FDIC insurance expense.

SECOND QUARTER 2026 BALANCE SHEET REVIEW

Total assets were $1.40 billion at June 30, 2026, an increase of $24.2 million, or 1.76%, from December 31, 2025. Loans held for investment increased $39.0 million, or 4.40%, to $925.3 million for the same period. Loan growth since year-end 2025 was driven primarily by increases of $21.7 million in residential mortgage loans, $7.0 million in multifamily loans, $5.9 million in home equity loans, $5.4 million in commercial and industrial loans, $5.6 million in nonowner‑occupied commercial real estate loans, $11.9 million in loans secured by farmland, and $4.7 million in other construction and land development loans. These increases were partially offset by decreases of $8.1 million in residential construction loans, $4.1 million in owner‑occupied commercial real estate loans, and $11.1 million in automobile loans. All remaining loan categories increased by a net $159,000.

Investment securities decreased $7.9 million, or 2.3%, since December 31, 2025, to $337.5 million at the end of second quarter. The decrease reflected sales of $29.8 million and purchases of $49.0 million, including the restructuring of the AFS securities portfolio in June 2026. The average yield on the bond purchases in the first half of 2026 was 4.91%. Other changes included $22.3 million in paydowns of mortgage-backed securities, $6.3 million in maturities and calls, net premium amortization of $109,000, and a $1.6 million decrease in unrealized losses within the securities portfolio. Total unrealized losses decreased to $19.4 million as of June 30, 2026, compared to $21.0 million at December 31, 2025.

Total deposits were $1.26 billion on June 30, 2026, an increase of $12.2 million, or 0.98%, from December 31, 2025. The increase reflected growth of $14.7 million, or 5.26%, in noninterest‑bearing deposits and a decline of $2.4 million, or 0.25%, in interest‑bearing deposits during the first half of the year.

Shareholders’ equity increased $8.1 million, or 7.83%, to $112.1 million at quarter end. The increase was driven by $8.6 million in net income, $205,000 related to shares issued, $66,000 in stock‑based compensation expense, and $1.3 million in other comprehensive income, partially offset by $1.9 million in dividends paid and $136,000 in net vesting of restricted stock. Book value per share increased from $29.49 at December 31, 2025, to $31.56 at June 30, 2026, while tangible book value per share1 increased from $28.60 to $30.68 over the same period.

4

LIQUIDITY

On‑balance sheet liquid assets, including cash and cash equivalents, unpledged investment securities, and loans held for sale, totaled $295.9 million on June 30, 2026, representing 21.18% of total assets, compared to $289 million, or 21.05% of total assets, at December 31, 2025.

In addition to on‑balance sheet liquidity, the Bank had access to significant off‑balance sheet liquidity sources. As of June 30, 2026, available unsecured federal funds lines totaled $90 million. The Bank also maintained a secured line of credit with the Federal Home Loan Bank with available borrowing capacity of $205.2 million, secured by a blanket lien on qualifying loans. The Bank pledged securities with a collateral value of $88.3 million to the Federal Reserve Bank discount window, which may be used for overnight borrowings.

LOAN PORTFOLIO

The Company’s loan portfolio remains diversified. Residential mortgage loans totaled $271.1 million on June 30, 2026, representing 29.30% of total loans. Total commercial real estate loans, including both owner‑occupied and nonowner‑occupied properties, totaled $212.6 million, or 22.97% of total loans. The outstanding balance of automobile loans originated through the dealer finance division totaled $66.0 million, representing 7.13% of the loan portfolio.

Additional details regarding loan portfolio composition as of June 30, 2026, and for the preceding four quarters are provided under the heading “Loan Data” in the tables accompanying this release.

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Asset quality metrics continued to improve during second quarter 2026. Nonperforming loans as a percentage of total loans declined to 0.43% as of June 30, 2026, from 0.54% as of March 31, 2026, and 0.68% as of December 31, 2025. Net charge‑offs as a percentage of average loans were 0.06% for second quarter 2026, compared to 0.09% for first quarter 2026 and 0.25% for second quarter 2025.

The allowance for credit losses on loans, or ACLL, totaled $8.1 million at June 30, 2026, an increase of $267,000, or 3.42%, from December 31, 2025. The ACLL as a percentage of loans decreased by 1 basis point to 0.87% of loans held for investment at the end of the quarter. The increase in the allowance reflected overall growth in loans held for investment of $39.0 million during the period. The impact of overall portfolio growth was mitigated by changes in loan portfolio composition. Growth was concentrated in historically strong-performing segments such as farmland and residential mortgage lending, while balances in higher-risk segments, including construction and automobile loans, declined. The reserve for unfunded loan commitments totaled $749,000 as of June 30, 2026, compared to $766,000 as of December 31, 2025, the decrease resulted from changes in unused commitments from one period to the next.

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DIVIDEND DECLARATION

On July 23, 2026, our Board of Directors declared a dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $39.54 per share, this constitutes a 2.63% yield on an annualized basis. The dividend will be paid on August 28, 2026, to shareholders of record as of August 14, 2026.

1 Tangible book value per share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the non-GAAP reconciliation table accompanying this release.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank), fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities of Winchester and Waynesboro, Virginia. The Company also owns VSTitle, a title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains as committed as ever to the success of the agricultural industry, small business ventures, and the nonprofit sector. F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services, and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley, both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website, fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, and tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of tangible book value per share is included in the footnotes to the table accompanying this release.

RECLASSIFICATIONS

Certain prior period amounts in the consolidated balance sheet and changes in shareholders’ equity have been reclassified to conform to current period presentation. These reclassifications had an immaterial impact on previously reported assets, per share data, and shareholders’ equity.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project,” “potential,” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, the Company’s ability to realize the anticipated benefits of the securities portfolio restructuring within the expected timeframe or at all, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; changes in tariffs and trade barriers, including potential changes in U.S. and international trade policies and the resulting impact on the Company and the Bank’s borrowers; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M BANK CORP.

Performance Summary

(in thousands, except share and per share data)

(unaudited)

	As of and for the Three Months Ended [7]					Year to Date [7]
	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025	6/30/2026	6/30/2025
Selected Income Statement Data
Interest and dividend income	$18,103	$17,493	$17,622	$17,052	$16,812	35,596	$33,077
Interest expense	5,771	6,064	6,562	6,557	6,285	11,835	13,103
Net interest income	12,332	11,429	11,060	10,495	10,527	23,761	19,974
Provision for credit losses	269	309	1,079	539	1,187	578	1,083
Net interest income after provision for credit losses	12,063	11,120	9,981	9,956	9,340	23,183	18,891
Noninterest income	4,854	2,897	2,798	2,734	2,792	7,751	5,637
Noninterest expenses	10,447	10,313	9,462	9,321	8,712	20,760	18,237
Income tax expense	1,102	478	434	445	455	1,580	869
Net Income	$5,368	$3,226	$2,883	$2,924	$2,965	$8,594	$5,422

Key Performance Ratios
Return on average assets[1,6]	1.54%	0.94%	0.83%	0.87%	0.91%	1.25%	0.84%
Return on average equity[1,6]	19.54%	12.18%	10.99%	11.99%	12.81%	15.93%	12.08%
Net interest spread [6]	3.19%	2.95%	3.35%	3.31%	3.45%	3.07%	3.29%
Net interest margin [6]	3.79%	3.56%	3.40%	3.36%	3.48%	3.67%	3.32%
Yield on earning assets [6]	5.56%	5.44%	5.42%	5.45%	5.56%	5.50%	5.49%
Cost of funds [6]	1.83%	1.94%	2.07%	2.14%	2.11%	1.89%	2.20%
Noninterest income to average assets [6]	1.40%	0.85%	0.81%	0.82%	0.86%	1.12%	0.87%
Noninterest expense to average assets [6]	3.01%	3.01%	2.73%	2.78%	2.68%	3.01%	2.82%

Share and Per Share Data
Net income - basic	$1.52	$0.91	$0.82	$0.83	$0.84	$2.43	$1.54
Net income - diluted	1.50	0.91	0.81	0.82	0.83	2.41	1.53
Book value per share	31.56	29.77	29.49	28.53	26.56	31.56	26.56

Selected Balance Sheet Data
Assets	$1,397,134	$1,408,113	$1,372,936	$1,357,347	$1,311,221	$1,397,134	$1,311,221
Securities available for sale	337,468	350,506	345,339	329,423	340,021	337,468	340,021
Loans held for sale	2,647	3,693	3,191	1,288	2,280	2,647	2,280
Loans held for investment	925,267	896,865	886,253	872,308	848,773	925,267	848,773
Allowance for credit losses	8,085	7,910	7,818	7,848	8,312	8,085	8,312
Deposits	1,257,450	1,275,064	1,245,212	1,235,341	1,196,451	1,257,450	1,196,451
Non-interest bearing	294,083	290,343	279,398	280,937	278,322	294,083	278,322
Interest bearing	963,367	984,721	965,814	954,404	918,129	963,367	918,129
Borrowings	9,926	9,921	9,917	7,000	6,996	9,926	6,996
Shareholders' equity	112,108	105,733	103,967	100,731	94,038	112,108	94,038
Average shares outstanding - basic	3,550,516	3,528,911	3,528,413	3,532,455	3,540,114	3,539,773	3,524,684
Average shares outstanding - diluted	3,584,485	3,560,093	3,557,220	3,558,868	3,564,133	3,572,356	3,547,513

Loan Data
Residential construction	$22,997	$26,802	$31,118	$31,805	$26,173	$22,997	$26,173
Other construction and land development	43,927	42,005	39,187	42,281	38,807	43,927	38,807
Secured by farmland	126,864	117,937	115,000	111,163	105,235	126,864	105,235
Home equity	57,243	53,550	51,393	50,401	51,364	57,243	51,364
Residential mortgage loans	271,089	257,693	249,341	240,139	234,870	271,089	234,870
Multifamily	25,865	25,276	18,854	14,621	11,185	25,865	11,185
Owner occupied commercial real estate	92,564	89,930	96,651	92,302	94,021	92,564	94,021
Non-owner occupied commercial real estate	119,997	116,446	114,434	114,375	104,415	119,997	104,415
Commercial and industrial loans	82,398	81,363	77,013	75,111	75,547	82,398	75,547
Credit card and other consumer loans	12,518	11,804	11,963	12,242	12,592	12,518	12,592
Automobile loans	65,982	69,922	77,080	83,458	90,016	65,982	90,016
Other loans	3,823	4,137	4,219	4,410	4,548	3,823	4,548
Total loans held for investment	$925,267	$896,865	$886,253	$872,308	$848,773	$925,267	$848,773

Asset Quality
Nonperforming loans to total loans[3]	0.43%	0.54%	0.68%	0.85%	0.90%	0.43%	0.90%
Allowance for credit losses to total loans[2]	0.87%	0.88%	0.88%	0.90%	0.98%	0.87%	0.98%
Allowance for credit losses to nonperforming loans	204.94%	163.13%	129.35%	105.31%	108.60%	204.94%	108.60%
Nonperforming assets to total assets[4]	0.28%	0.34%	0.44%	0.55%	0.58%	0.28%	0.58%
Net charge-offs to average loans[6]	0.06%	0.09%	0.50%	0.49%	0.25%	0.07%	0.17%
Nonperforming loans	$3,945	$4,849	$6,044	$7,452	$7,654	$3,945	$7,654
Nonperforming assets	3,945	4,849	6,044	7,452	7,654	3,945	7,654
Net charge-offs	130	198	1,116	1,059	532	328	719

Capital Ratios[5]
Leverage	9.10%	8.84%	8.73%	8.69%	8.68%	9.10%	8.68%
Risk-based capital ratios:
Common equity tier 1 capital	13.50%	13.18%	13.11%	12.76%	12.73%	13.50%	12.73%
Tier 1 capital	13.50%	13.18%	13.11%	12.76%	12.73%	13.50%	12.73%
Total capital	14.43%	14.10%	14.04%	13.69%	13.73%	14.43%	13.73%

Other Data
Number of banking offices	14	14	14	14	14	14	14
Number of full-time equivalent employees	184	179	173	170	172	184	172

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F&M BANK CORP.

Non-GAAP Reconciliation

(in thousands, except share and per share data)

(unaudited)

	As of
	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Tangible Common Equity and Tangible Assets
Total Assets (GAAP)	$1,397,134	$1,408,113	$1,372,936	$1,357,347	$1,311,221
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(47)	(51)	(55)	(63)	(70)
Tangible assets (Non-GAAP)	$1,394,005	$1,404,980	$1,369,799	$1,354,202	$1,308,069

Total Shareholders' Equity (GAAP)	$112,108	$105,733	$103,967	$100,731	$94,038
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(47)	(51)	(55)	(63)	(70)
Tangible common equity (Non-GAAP)	$108,979	$102,600	$100,830	$97,586	$90,886

Tangible Common Equity to Tangible Assets ratio	7.82%	7.30%	7.36%	7.21%	6.95%

Tangible Book Value Per Share
Tangible Common Equity (Non-GAAP)	$108,979	$102,600	$100,830	$97,586	$90,886
Common shares outstanding, ending	3,551,661	3,552,002	3,525,884	3,530,303	3,540,669
Tangible Book Value Per Share	$30.68	$28.89	$28.60	$27.64	$25.67

1 Ratios are primarily based on daily average balances.

2 Calculated based on Loans Held for Investment, excludes Loans Held for Sale.

3 Calculated based on 90 day past due loans and non-accrual loans to Total Loans.

4 Calculated based on 90 day past due loans, non-accrual loans, and other real estate owned to Total Assets.

5 Capital ratios are for Farmers & Merchants Bank.

6 Annualized

7 Certain prior period amounts in the consolidated balance sheet and changes in shareholders' equity have been reclassified to conform to current period presentation. These reclassifications had an immaterial impact on previously reported assets, per share data, and shareholders' equity.

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